Exhibit 11

                             BNP U.S. FUNDING L.L.C.

                  COMPUTATION OF NET INCOME PER COMMON SECURITY

                      (in thousands, except per share data)



                                                                For the Nine
                                                                Months Ended
                                                               September 30,
                                                                    2003
                                                                (unaudited)
                                                               -------------

Net income                                                       $   18,342
Less:  preferred securities dividend requirement                     19,345
                                                                  ---------

Net loss applicable to common securities                         $   (1,003)
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Securities:
Weighted average number of common securities outstanding             53,011
                                                                  ----------
Net loss per common security                                     $   (18.92)
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